Exhibit (a)(1)(V)

NOTICE OF

SPECIAL MEETING OF SHAREHOLDERS

AND

MANAGEMENT INFORMATION PROXY CIRCULAR

OF

AURIZON MINES LTD.

Suite 1120, Cathedral Place,

925 West Georgia Street,

Vancouver, British Columbia

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

Web Site: www.aurizon.com

NOTICE OF SPECIAL MEETING

NOTICE IS HEREBY GIVEN that a Special Meeting (the “Meeting”) of the shareholders of AURIZON MINES LTD. (the “Company”) will be held on March 7, 2013 at 10:00 a.m. (Vancouver time), in the Main Boardroom at Computershare Investor Services Inc., 3rd floor, 510 Burrard Street, Vancouver, British Columbia, for the following purposes:

1.	To consider and, if deemed advisable, to approve the Company’s Shareholder Rights Plan dated as at January 22, 2013 (the “Rights Plan”) as further described in the Management Information Proxy Circular accompanying this notice; and

2.	To transact such further or other business as may properly come before the Meeting and any adjournments thereof.

The accompanying Management Information Proxy Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting.

A form of proxy solicited by management of the Company in respect of the Meeting is enclosed herewith.

If you are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this Notice of Meeting.

Non-registered shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary. A more detailed description on returning proxies by non-registered shareholders can be found in the accompanying Management Information Proxy Circular.

Georgeson Shareholder Communications Canada Inc. (“Georgeson”) is acting as the Company’s proxy solicitation agent. If you have any questions or require any assistance in completing your proxy or voting instruction form, please contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

DATED this 4th day of February, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

David P. Hall, Chairman

MANAGEMENT INFORMATION PROXY CIRCULAR

TABLE OF CONTENTS

MANAGEMENT INFORMATION PROXY CIRCULAR	1
APPOINTMENT OF PROXYHOLDER	1
VOTING BY PROXY	1
COMPLETION AND RETURN OF PROXY	2
NON-REGISTERED HOLDERS	2
REVOCABILITY OF PROXY	3
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF	3

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	4

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	4

PARTICULARS OF SPECIAL BUSINESS	4
SHAREHOLDER RIGHTS PLAN	4

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	13

MANAGEMENT CONTRACTS	13

OTHER MATTERS	13

OTHER INFORMATION	13

MANAGEMENT INFORMATION PROXY CIRCULAR

Aurizon Mines Ltd. (the “Company” or “Aurizon”) is providing this Management Information Proxy Circular (the “Information Circular”) and a form of proxy in connection with management’s solicitation of proxies for use at the Special Meeting (the “Meeting”) of shareholders of the Company to be held on March 7, 2013 and at any adjournments. The Company will conduct its solicitation by mail and officers and employees of the Company may, without receiving special compensation, also telephone or make other personal contact. The Company has retained Georgeson Shareholder Communications Canada Inc. to solicit proxies at an estimated cost of up to $30,000. The cost of solicitation by management will be borne by the Company. The information contained herein is given as of February 4, 2013, unless otherwise stated.

APPOINTMENT OF PROXYHOLDER

The purpose of a proxy is to designate persons who will vote the proxy on a shareholder’s behalf in accordance with the instructions given by the shareholder in the proxy. The persons whose names are printed in the enclosed form of proxy are officers or directors of the Company (the “Management Proxyholders”).

A shareholder has the right to appoint a person other than a Management Proxyholder, to represent the shareholder at the Meeting by striking out the names of the Management Proxyholders and by inserting the desired person’s name in the blank space provided or by executing a proxy in a form similar to the enclosed form. A proxyholder need not be a shareholder.

VOTING BY PROXY

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Common shares of the Company (“Common Shares”) represented by a properly executed proxy will be voted or be withheld from voting on each matter referred to in the Notice of Meeting in accordance with the instructions of the shareholder on any ballot that may be called for and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.

If a shareholder does not specify a choice and the shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholder will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by management at the Meeting.

The enclosed form of proxy also gives discretionary authority to the person named therein as proxyholder with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

COMPLETION AND RETURN OF PROXY

To assure representation at the Meeting, all registered shareholders need to complete, sign, date and return the enclosed proxy, whether or not such shareholders plan to personally attend. Sending a proxy will not prevent a shareholder from voting in person at the Meeting.

All proxies completed by registered Shareholders must be returned to the Company by:

(a)	delivering the proxy to the office of the Company’s registrar and transfer agent, Computershare Investor Services Inc., Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1;

(b)	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775; or

(c)	by internet, as instructed in the enclosed form of proxy.

In each case, completed forms of proxy must be deposited not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or any adjournments thereof, unless the chairman of the Meeting elects to exercise his discretion to accept proxies received up until the time of the Meeting.

Georgeson is acting as the Company’s proxy solicitation agent. If you have any questions, please contact Georgeson by calling toll free in North America at 1-888-605-7616, calling collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com.

NON-REGISTERED HOLDERS

Only shareholders whose names appear on the records of the Company as the registered holders of Common Shares or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the Common Shares they own are not registered in their name but instead are registered in the name of an intermediary or nominee such as a brokerage firm through which they purchased the Common Shares; bank, trust company, trustee or administrator of self-administered RRSP’s, RRIF’s, RESP’s and similar plans; or clearing agency such as The Canadian Depository for Securities Limited (a “Nominee”). If you purchased your Common Shares through a broker, you are likely a non-registered holder.

In accordance with securities regulatory policy, the Company has distributed copies of the Meeting materials, being the Notice of Meeting, this Information Circular and the Voting Instruction Form, to the Nominees for distribution to non-registered holders.

Nominees are required to forward the Meeting materials to non-registered holders to seek their voting instructions in advance of the Meeting. Common Shares held by Nominees can only be voted in accordance with the instructions of the non-registered holder. The Nominees often have their own Voting Instruction Form, mailing procedures and provide their own return instructions. If you wish to vote your Aurizon Shares by proxy, you should carefully follow the instructions on the Voting Instruction Form from the Nominee in order that your Common Shares are voted at the Meeting.

If you, as a non-registered holder, wish to vote at the Meeting in person, you should appoint yourself as proxyholder by writing your name in the space provided on the request for voting instructions or proxy provided by the Nominee and return the form to the Nominee in the envelope provided. Do not complete the voting section of the form as your vote will be taken at the Meeting.

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

REVOCABILITY OF PROXY

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a registered shareholder, his attorney authorized in writing or, if the registered shareholder is a corporation, a corporation under its corporate seal or by an officer or attorney thereof duly authorized, may revoke a proxy by instrument in writing, including a proxy bearing a later date. The instrument revoking the proxy must be deposited at the registered office of the Company, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-registered holders who wish to change their vote must arrange for their respective Nominees to revoke the proxy on their behalf, which must be done well in advance of the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Authorized Shares

The Company is authorized to issue unlimited Common Shares without par value. The Company is also authorized to issue unlimited preferred shares (the “Preferred Shares”) without par value, of which 8,050,000 are designated Series “A” Convertible Preferred Shares and 1,135,050 are designated Series “B” Convertible Preferred Shares.

Record Date and Voting Shares

Persons who were registered shareholders of Common Shares at the close of business on February 4, 2013 (the “Record Date”) will be entitled to receive notice of and vote at the Meeting and will be entitled to one vote for each Common Share held.

Issued and Outstanding Shares

As at the Record Date, there were 164,562,827 Common Shares and no Preferred Shares, Series “A” Convertible Preferred Shares or Series “B” Convertible Preferred Shares issued and outstanding.

Principal Holders of Voting Shares

To the knowledge of the directors and executive officers of the Company, as at February 4, 2013, no person beneficially owns, directly or indirectly, or controls or directs Common Shares carrying 10% or more of the voting rights attached to all Common Shares of the Company except as listed below:

Name	No. of Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly	Percentage of Outstanding Shares
Alamos Gold Inc.	26,507,283	16%

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a director or executive officer of the Company at any time since the beginning of the Company’s last financial year and, to the knowledge of the Company, no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth below, no informed person (as defined in National Instrument 51-102 – Continuous Disclosure Requirements) and, to the knowledge of the Company, no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries.

On January 14, 2013, Alamos Gold Inc. (“Alamos”), Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, announced (a) that it had acquired approximately 16% of the issued and outstanding Common Shares and (b) an unsolicited take-over bid (the “Alamos Offer”) for all of the Common Shares of the Company not currently held by Alamos, on the basis of Cdn.$4.65 in cash or 0.2801 of a common share of Alamos (an “Alamos Share”) for each Common Share held, as elected by a shareholder of the Company, subject in either case to pro-ration such that the maximum amount of cash that Alamos will pay under the offer is Cdn.$305,000,000 and the maximum total number of Alamos Shares available for issuance under the Alamos Offer is 23,500,000 Alamos Shares. The Alamos Offer is currently scheduled to expire on February 19, 2013. For more information, please refer to the Directors’ Circular dated January 22, 2013 recommending rejection of the Alamos Offer, a copy of which has been sent to shareholders who were shareholders of record as of January 15, 2013 (a copy may also be obtained as set forth under “Additional Information” below).

PARTICULARS OF SPECIAL BUSINESS

SHAREHOLDER RIGHTS PLAN

At the Meeting, the shareholders of the Company will be asked to consider and, if deemed fit, approve an ordinary resolution (the “Rights Plan Resolution”) to ratify and confirm the Shareholder Rights Plan adopted by the Board of Directors of the Company on January 22, 2013 (the “Plan”).

To be adopted, the Rights Plan Resolution must be approved by a simple majority of votes cast at the Meeting by holders of Common Shares. The Board of Directors urges shareholders to vote their Common Shares FOR the Rights Plan Resolution to ratify and confirm the Plan.

The Plan has been implemented by way of a Shareholder Rights Agreement dated and effective January 22, 2013 between the Company and Computershare Trust Company of Canada, as rights agent (the “Rights Agent”). A copy of the Plan was filed as a material document by the Company on January 23, 2013 under the Company’s profile on SEDAR at www.sedar.com.

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

Purpose of the Plan

The Plan is intended to (i) provide the Board of Directors with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any unsolicited take-over offer; and (ii) encourage the equal treatment of shareholders in connection with any take-over offer.

The Board of Directors did not adopt the Plan to prevent a take-over of the Company, to secure the continuance of management or the directors in their respective offices or to deter fair offers for the Common Shares of the Company. The Plan does not prevent take-overs, rather it encourages potential acquirors of control to make take-over bids by means of a Permitted Bid (as defined below) or to approach the Board of Directors to negotiate a mutually acceptable transaction. The Permitted Bid provisions of the Plan are designed to ensure that in any take-over bid for outstanding Common Shares of the Company all shareholders are treated equally and fairly and are given adequate time to properly assess the take-over bid and alternative transactions on a fully-informed basis.

The overall objective of the Plan is to ensure, to the extent possible, that all shareholders of the Company are treated equally and fairly in connection with any initiative to acquire control of the Company and to discourage certain discriminatory and coercive aspects of take-overs. Take-over acquisitions may be structured to be discriminatory or coercive and may be initiated at a time when the Board of Directors will have a difficult time preparing an adequate response to the take-over initiative. Accordingly, take-overs do not always result in shareholders receiving equal or fair treatment or full or maximum value for their investment.

As set forth in detail below, the Plan discourages coercive or unfair hostile take-overs by creating the potential that any Common Shares which may be acquired or held by a take-over acquiror will be significantly diluted if not acquired in a manner permitted by the Plan. The potential for significant dilution to the holdings of such an acquiror can occur as the Plan provides that all holders of Common Shares who are not related to the acquiror will be entitled to exercise rights issued to them under the Plan and to acquire Common Shares at a substantial discount to prevailing market prices, however, the acquiror and the persons related to the acquiror will not be entitled to exercise any Rights under the Plan.

The issuance of the Rights (as defined below) is not dilutive (except with respect to Acquiring Persons (as defined in the Plan)) and will not affect reported earnings or cash flow per share until the Rights separate from the underlying Common Shares and become exercisable or until the exercise of the Rights. The issuance of the Rights will not change the manner in which shareholders currently trade their Common Shares.

The Plan attempts to address the following concerns with respect to take-over bids in Canada:

Inadequate Time to Consider Bid

Under current Canadian securities legislation, a formal take-over bid is only required to remain open for 35 days, a period of time which the Board of Directors believes is insufficient for the directors to: (i) evaluate a take-over bid (particularly if it includes share consideration); (ii) explore, develop and pursue alternatives which are superior to the take-over bid and which could maximize shareholder value; and (iii) make reasoned recommendations to the shareholders. The Plan provides that a Permitted Bid must be open for a period which is 60 days (or such shorter period as may be permitted by the Board of Directors, subject to a statutory minimum of 35 days) and, additionally, for a further

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com period of 10 business days after the offeror publicly announces that outstanding voting shares of the Company held by Independent Shareholders (as defined in the Plan) representing more than 50% of the voting shares held by all Independent Shareholders have been deposited or tendered and not withdrawn as of the date by which such voting shares may be taken up and paid for under the take-over bid. Accordingly, the Plan is intended to discourage discriminatory, coercive or unfair take-overs of the Company and gives the Board of Directors time if, in the circumstances, the Board of Directors determines it is appropriate to take such time to pursue alternatives to maximize shareholder value in the event that an unsolicited take-over bid is made.

Pressure to Tender

A shareholder may feel compelled to tender to a take-over bid which the shareholder considers to be inadequate because, in failing to tender, the shareholder may be left with illiquid or minority discounted shares. This is particularly so in the case of a partial bid where the Acquiring Person or an offeror wishes to obtain a control position but does not wish to acquire all of the Common Shares. The Plan contains a shareholder approval mechanism in the Permitted Bid definition, which is that no voting shares may be taken up and paid for under the bid unless more than 50% of the outstanding Voting Shares held by Independent Shareholders have been deposited or tendered and not withdrawn. In addition, a Permitted Bid must remain open for acceptance for a further period of 10 business days following public announcement that more than 50% of the outstanding Voting Shares have been deposited. The Plan therefore effectively separates a Shareholder’s decision to accept a bid from the decision to tender, thereby lessening concern about undue pressure to tender to the bid.

Unequal Treatment of Shareholders

Under current securities legislation, an offeror may obtain control or effective control of a corporation without paying full value, without obtaining shareholder approval and without treating all shareholders equally. For example, an acquirer could acquire blocks of shares by private agreement from one or a small group of shareholders at a premium to market price, or by providing some other benefit, which premium or other benefit is not shared by the other shareholders. In addition, a person could slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control or effective control without paying a control premium or fair sharing of any control premium among shareholders. Under the Plan, if it is to qualify as a Permitted Bid, any offer to acquire 20% or more of the Company’s voting shares must be made to all holders of voting shares.

The Plan is intended to prevent, to the extent possible, a creeping take-over of the Company (i.e. the acquisition of effective control through a number of purchases over time) and to discourage discriminatory, coercive or unfair take-overs of the Company and gives the Board of Directors time if, in the circumstances, the Board of Directors determines it is appropriate to take such time, to pursue alternatives to maximize shareholder value in the event an unsolicited take-over bid is made for all or a portion of the outstanding Common Shares of the Company.

Summary of the Plan

The following summary of terms of the Plan is qualified in its entirety by reference to the text of the Plan. A copy of the Plan is available under the Company’s profile on SEDAR at www.sedar.com and will be available at the Meeting and, prior to the date of the Meeting, available for viewing during statutory business hours (local time in the city of Vancouver, British Columbia) at the Company’s

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com offices at Suite 1120, 925 West Georgia Street, Vancouver, B.C. A copy may also be requested by shareholders free of charge by contacting the Company at: tel: (604) 687-6600; fax: (604) 687-3932; email: info@aurizon.com; or toll free Can./U.S.: 1-888-411-GOLD (4653).

Term

Provided the Plan is confirmed at the Meeting, the Plan (unless earlier terminated) will remain in effect until the first annual or special meeting of the Aurizon Shareholders held in the third year after the date of the Meeting. If the Plan is not confirmed at the Meeting, the Plan (unless earlier terminated) will terminate at the conclusion of the Meeting.

Issue of Rights

The Plan authorizes the issue of one right (a “Right”) in respect of each Common Share outstanding at 4:00 p.m. (Vancouver time) on the date that is the tenth day after the Effective Date (the “Record Time”) and the issue of one Right for each additional Common Share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) or the Expiration Time (as defined below). The “Effective Date” of the Plan is January 22, 2013.

Rights Exercise Privilege

Each Right is initially attached to and will trade with the Common Shares in respect of which it was issued. The Rights will separate from the Common Shares to which they are attached and become exercisable at the close of business (the “Separation Time”) on (subject to the Board of Directors deferring the Separation Time) the tenth business day after the earlier of the date a person becomes an Acquiring Person (as defined in the Plan) or announces an intention to make a take-over bid that is not a Permitted Bid (as defined below).

A “Flip-in Event” for the purposes of the Plan is any transaction or event in which a person acquires (other than pursuant to a Permitted Bid or another exemption available under the Plan) beneficial ownership of 20% or more of the outstanding Common Shares. Upon the occurrence of a Flip-in Event, any Rights (other than those held by an Acquiring Person, which become void under the terms of the Plan) will separate from the Common Shares and will permit the holder to purchase Common Shares at a substantial discount to their then prevailing market price.

On January 31, 2013, the Board of Directors deferred the Separation Time which would have otherwise have occurred as a result of the Alamos Offer.

Permitted Bid Requirements

A bidder can make a take-over bid and acquire shares of the Company without triggering a Flip-In Event under the Plan if the take-over bid qualifies as a Permitted Bid.

The requirements of a “Permitted Bid” include the following:

(a)	the take-over bid must be made by means of a take-over bid circular;

(b)	the take-over bid is made to all holders of Common Shares on the books of the Company, other than the bidder, and for all of the issued and outstanding Common Shares, other than the Common Shares held by the bidder;

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

(c)	no Common Shares shall be taken up or paid for pursuant to the take-over bid prior to the close of business on the date which is not less than 60 days following the date of the take-over bid;

(d)	Common Shares may be deposited pursuant to such take-over bid at any time prior to the close of business on the date of first take-up or payment for Common Shares and all Common Shares deposited pursuant to the take-over bid may be withdrawn at any time prior to the close of business on such date;

(e)	no Common Shares shall be taken up or paid for pursuant to the take-over bid unless more than 50% of the outstanding Common Shares held by Independent Shareholders are deposited or tendered pursuant to the take-over bid and not withdrawn at the close of business on the date of first take-up or payment for the Common Shares; and

(f)	if more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited to the take-over bid and not withdrawn as at the close of business on the date of first take-up or payment for the Common Shares under the take-over bid, the bidder makes a public announcement of that fact and the take-over bid is extended to remain open for deposits and tenders of Common Shares for not less than ten business days from the date of such public announcement.

The Plan also allows for a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid or another Competing Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the requirement that it be outstanding for a minimum period of 35 days (the minimum period required under Canadian securities law).

Certificates and Transferability

Certificates for the Common Shares, including without limitation Common Shares issued upon conversion of convertible securities, issued from and after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall evidence one Right for each Common Share represented thereby and, commencing as soon as reasonably practicable after the Record Time, such certificates for Common Shares will bear a legend with respect to such Rights. Rights attach to Common Shares outstanding at the Record Time or the Effective Date, although share certificates issued prior to the Record Time will not bear such a legend. Shareholders are not required to return their certificates in order to have the benefit of the Rights. Prior to the Separation Time, Rights will trade together with the Common Shares and will not be exercisable or transferable separately from the Common Shares. From and after the Separation Time, the Rights will become exercisable, will be evidenced by Rights Certificates and will be transferable separately from the Common Shares.

Permitted Lock-Up Agreement

A person will not become an Acquiring Person by virtue of having entered into an agreement (a “Permitted Lock-Up Agreement”) with one or more shareholders whereby such shareholders agree to deposit or tender Common Shares to a take-over bid (the “Lock-Up Bid”) made by such person, provided that the agreement meets certain requirements including:

(a)	the terms of the agreement are publicly disclosed and a copy of the agreement is made available to the public not later than the date of the Lock-Up Bid or, if the Lock-Up Bid has been made prior to the date on which such agreement is entered into, not later than the first business day following the date of such agreement;

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

(b)	the shareholder who has agreed to tender Common Shares to the Lock-Up Bid made by the other party to the agreement is permitted to terminate its obligation under the agreement and withdraw its Common Shares from the Lock-Up Agreement, and to terminate any obligation with respect to the voting of such Common Shares, in order to deposit or tender the Common Shares to another take-over bid or to support another transaction prior to the Common Shares being taken up and paid for under the Lock-Up Bid (i) at a price or value per Common Share that exceeds the price or value per Common Share offered under the Lock-Up Bid; or (ii) at an offer price for each Common Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offer price for each Common Share contained in or proposed to be contained in the Lock-Up Bid and that does not by its terms provide for a Specified Amount that is greater than 7% of the offer price contained in or proposed to be contained in the Lock-Up Bid; and

(c)	no break-up fees, top-up fees, penalties, expenses or other amounts that exceed in aggregate the greater of (A) 2.5% of the price or value of the consideration payable under the Lock-Up Bid to a locked-up shareholder; and (B) 50% of the amount by which the price or value of the consideration received by a locked-up shareholder under another take-over bid or transaction exceeds the price or value of the consideration that the locked-up shareholder would have received under the Lock-Up Bid; shall be payable by the locked-up shareholder if such shareholder fails to deposit or tender Common Shares to the Lock-Up Bid or withdraws Common Shares previously tendered thereto, in order to deposit or tender such Common Shares to another take-over bid or support another transaction.

Waiver and Redemption

If a potential offeror does not desire to make a Permitted Bid, it can negotiate with, and obtain the prior approval of, the Board of Directors to make a take-over bid by way of a take-over bid circular sent to all holders of Common Shares on terms which the Board of Directors considers fair to all shareholders. In such circumstances, the Board of Directors may, upon prior written notice to the Rights Agent, waive the application of the Plan thereby allowing such bid to proceed without dilution to the offeror. Any waiver of the application of the Plan in respect of a particular take-over bid shall also constitute a waiver of any other take-over bid which is made by means of a take-over bid circular to all holders of Common Shares while the initial take-over bid is outstanding.

The Board of Directors may also waive the application of the Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings such that at the time of the waiver of the Board of Directors such person is no longer an Acquiring Person.

With the prior consent of the holders of Common Shares, the Board of Directors may, prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Common Shares otherwise than pursuant to the foregoing, waive the application of the Plan to such Flip-in Event.

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

The Board of Directors may, with the prior consent of the holders of Common Shares, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.000001 per Right. Rights are deemed to be redeemed following termination of the Plan or completion of a Permitted Bid, a Competing Permitted Bid or a take-over bid in respect of which the Board of Directors has waived the application of the Plan.

Protection Against Dilution

The exercise price, the number and nature of securities which may be purchased upon the exercise of Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution in the event of stock dividends, subdivisions, consolidations, reclassifications or other changes in the outstanding Common Shares, pro rata distributions to holders of Common Shares and other circumstances where adjustments are required to appropriately protect the interests of the holders of Rights.

Exemptions

Investment managers (for client accounts), trust companies (acting in their capacity as trustees or administrators), statutory bodies whose business includes the management of funds (for employee benefit plans, pension plans, or insurance plans of various public bodies) and administrators or trustees of registered pension plans or funds acquiring greater than 20% of the Common Shares are exempted from triggering a Flip-in Event, provided they are not making, either alone or jointly or in concert with any other person, a take-over bid.

Duties of the Board of Directors

The adoption of the Plan will not in any way lessen or affect the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of the Company. The Board of Directors, when a take-over bid or similar offer is made, will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate.

Amendment

The Company may, prior to the date of the Meeting, without the approval of the holders of Rights or Common Shares, amend, vary or delete any of the provisions of the Plan and may, after the date of the Meeting (provided the Plan is confirmed by shareholders at the Meeting) with the prior approval of shareholders (or the holders of Rights if the Separation Time has occurred), amend, vary or delete any of the provisions of the Plan. The Company may make amendments to the Plan at any time to correct any clerical or typographical error or, subject to confirmation at the next meeting of shareholders, make amendments which are required to maintain the validity of the Plan due to changes in any applicable legislation, regulations or rules.

Effect on Existing Alamos Gold Inc. Take-over Bid

On January 14, 2013, Alamos announced the Alamos Offer (see “Interest of Informed Persons in Material Transactions” above).

On January 15, 2013, the Board of Directors appointed a Special Committee of independent directors to review the Alamos Offer and any strategic alternatives for the Company to enhance shareholder value, including seeking superior proposals for the acquisition of the Company. The Board of

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

Directors has retained Scotia Capital Inc. as independent financial advisor to the Board of Directors and the Special Committee has retained CIBC World Markets Inc. as independent financial advisor to the Special Committee, in each case to assist in the review and evaluation of the Alamos Offer and any strategic alternatives.

On January 23, 2013, the Company announced that its Board of Directors had reviewed and considered the Alamos Offer and unanimously recommended that shareholders reject the Alamos Offer and not tender their Common Shares to the Alamos Offer. In the opinion of the Board of Directors, the Alamos Offer is inadequate and is not in the best interests of the Company’s shareholders.

The background to the Board’s deliberations and determinations and the reasons for rejecting the Alamos Offer are set forth in the Directors’ Circular dated January 22, 2013 recommending rejection of the Alamos Offer, a copy of which has been sent to shareholders who were shareholders of record as of January 15, 2013 (a copy may also be obtained as set forth under “Additional Information” below).

The Plan was adopted by the Board of Directors on January 22, 2013 for the purpose of providing protection to the shareholders by:

(a)	providing the Board of Directors with adequate time to identify, develop and negotiate value-enhancing alternatives, if considered appropriate, to any unsolicited take-over offer; and

(b)	encouraging the equal treatment of shareholders in connection with any take-over offer.

Without these protections, unsolicited offers can be coercive and unfair, in that:

(a)	there may be inadequate time for the Board of Directors to seek alternative transactions which can provide greater value to shareholders; and

(b)	shareholders can be concerned that if they don’t tender to the offer initially, even if they think the price offered is inadequate, there is a risk they may be left as minority shareholders in a company effectively controlled by the acquiror, where any subsequent superior acquisition transaction may not proceed.

For these reasons, your Board of Directors thinks it is important and valuable for the shareholders of the Company to have the protections provided by the Plan.

The Plan does not prevent Alamos from acquiring the Company. The Alamos Offer can, if Alamos so chooses, proceed as a “Permitted Bid” under the Plan and can succeed if the price offered is one which the holders of a majority of the shares of the Company (other than those held by Alamos) wish to accept and if it otherwise complies with applicable securities laws and the laws of the applicable exchanges. The same is true with respect to any other prospective offeror for the Company.

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

Approval by Toronto Stock Exchange

The issuance by the Company of common shares, including the common shares issuable pursuant to the Rights, requires the approval of the Toronto Stock Exchange (“TSX”). Because the Plan was adopted after the announcement of the Alamos Offer, in accordance with the TSX Company Manual the TSX has deferred its consideration of the acceptance for filing of the Plan until the British Columbia Securities Commission has had the opportunity to consider whether it will initiate proceedings by virtue of National Policy 62-202 – Take-Over Bids – Defensive Tactics. To the Company’s knowledge, no such proceeding has been initiated to date.

Voting Requirements

The TSX Company Manual requires that shareholder approval of the Plan be obtained as a condition to the listing of the Rights on such stock exchange. To be adopted, the Plan must be confirmed by the vote of the holders of a simple majority of the Common Shares voting at the Meeting. All shareholders are eligible to vote on the confirmation of the Plan at the Meeting.

The Board of Directors of the Company believe the passing of a resolution approving the Plan is in the best interests of the Company and recommends that shareholders of the Company vote FOR the resolution ratifying and confirming the Plan.

The following is the text of the Rights Plan Resolution to be approved by the shareholders at the Meeting:

“RESOLVED THAT:

1.	The adoption of the Shareholder Rights Plan is hereby ratified and confirmed; and

2.	Any one officer or director is hereby authorized to execute and deliver any documents, instruments or other writings and to do all other acts as may be necessary or desirable to give effect to the foregoing resolution.”

For shareholders represented at the Meeting by proxy, if you do not indicate how you want your shares to be voted, the persons named in the proxy intend to vote your shares in favour of the Plan.

The Board of Directors reserves the right to alter any terms of or not to proceed with the Plan at any time prior to the Meeting in the event that the Board of Directors determines, in light of subsequent developments, that to do so is in the best interests of the Company.

A copy of the Plan is available under the Company’s profile on SEDAR at www.sedar.com and will be available at the Meeting and, prior to the date of the Meeting, available for viewing during statutory business hours (local time in the city of Vancouver, British Columbia) at the Company’s offices at Suite 1120, 925 West Georgia Street, Vancouver, B.C. A copy may also be requested by shareholders free of charge by contacting the Company at: tel: (604) 687-6600; fax: (604) 687-3932; email: info@aurizon.com; or toll free Can./U.S.: 1-888-411-GOLD (4653).

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth details of the Company’s compensation plans under which equity securities of the Company are authorized for issuance as at the end of the most recently completed financial year. There are no other equity compensation plans that have not been previously approved by security holders:

Plan Category	No. of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans previously approved by security holders	10,500,675	$5.31	5,955,608
Equity compensation not approved by security holders	Nil	Nil	N/A

MANAGEMENT CONTRACTS

No management functions of the Company or any subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Company.

OTHER MATTERS

Management of the Company is not aware of any matter to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the Common Shares represented thereby in accordance with their best judgment on such matter.

OTHER INFORMATION

Incorporation of Information by Reference

The information set forth under the following headings in the Directors’ Circular dated January 22, 2013 recommending rejection of the Alamos Offer is incorporated by reference herein: “Arrangements Between Aurizon and its Directors and Officers” and “Ownership of Securities of Aurizon”.

Additional Information

The Company is a reporting issuer under the securities acts of all the provinces of Canada and a registrant under the United States Securities Exchange Act of 1934 and is therefore required to file certain documents with various securities commissions. Additional information regarding the Company is available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov. Shareholders may contact the Company at: Tel: (604) 687-6600; Fax: (604) 687-3932; Email: info@aurizon.com; or Toll Free Can./U.S.: 1-888-411-GOLD (4653).

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

Availability of Documents

Copies of this Information Circular, the Plan, the Company’s Management Information Circular dated April 5, 2012, the Directors’ Circular dated January 22, 2013 recommending rejection of the Alamos Offer, the Company’s Annual Information Form dated March 30, 2012 and the Company’s financial statements and Management Discussion & Analysis for its 2011 financial year and subsequent interim financial periods since December 31, 2011 may be requested by shareholders free of charge by contacting the Company at: tel: (604) 687-6600; fax: (604) 687-3932; email: info@aurizon.com; or toll free Can./U.S.: 1-888-411-GOLD (4653). These documents are also available under the Company’s profile on SEDAR at www.sedar.com.

Approval

The contents of this Information Circular have been approved and the delivery hereof has been authorized by the Board of Directors of the Company.

DATED this 4th day of February, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

David P. Hall, Chairman

Aurizon Mines Ltd.

THE BOARD OF DIRECTORS URGES SHAREHOLDERS TO VOTE FOR THE RIGHTS PLAN RESOLUTION.

If you have any questions or require assistance with voting, please contact Georgeson: Toll free in North America at 1-888-605-7616, or call collect from outside North America at 1-781-575-2422, or by email at askus@georgeson.com

Questions and Further Assistance

If you have any questions about the information contained in this document or require assistance in completing your proxy or voting instruction form, please contact our proxy solicitation agent at:

North American Toll Free Number: 1-888-605-7616

Outside North America Call Collect: 1-781-575-2422

Email: askus@georgeson.com

Aurizon Mines Ltd.